Exhibit 99.1

PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS Announces Agreement to Sell Australia Operations

EXTON, PA - (Marketwired – September 27, 2013) WPCS International Incorporated (NASDAQ: WPCS), (“WPCS” or the “Company”), which specializes in design-build engineering services for communications infrastructure, today announced that it has entered into a definitive stock purchase agreement for the sale of The Pride Group (QLD) Pty Ltd., (the “Australia Operations”) to Turquino Equity LLC (“Turquino”), for a purchase price of $1.4 million. Turquino’s managing member is Andrew Hidalgo, former Chairman and CEO of WPCS.

At closing, the Company will settle the purchase price with Turquino by applying the net after tax severance balance due Mr. Hidalgo under his separation agreement, as partial payment towards the purchase price of the Australia Operations, and the Company will receive cash from Turquino for the difference between the purchase price and the net severance balance due. The closing is anticipated for November 1, 2013 and is subject to certain conditions to be fulfilled prior to closing, including the Australia Operations obtaining a fairness opinion and WPCS shareholder approval, if required.

Sebastian Giordano, Interim Chief Executive Officer, commented, “We are pleased to enter into this agreement to sell the Australia Operations, a non-core underperforming asset. For the fiscal year ended April 30, 2013, the Australia Operations generated a net loss of approximately $2.4 million, which included a goodwill impairment charge of $1.9 million, while it most recently reported a net loss of approximately $27,000 for the first quarter ended July 31, 2013. The Company believes this transaction is consistent with ongoing efforts to improve its financial results.”

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of communications infrastructure. The Company provides its engineering capabilities including wireless communication, specialty construction and electrical power to the public services, healthcare, energy and corporate enterprise markets worldwide. For more information, please visit www.wpcs.com.

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The Company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the Company undertakes no obligation to update forward-looking statements.

CONTACT:

WPCS International Incorporated

610-903-0400 x104

ir@wpcs.com